Exhibit 99.1

Contact:

Patricia P. Frias

Corporate Communications

Telik, Inc.

Tel: 650 845 7927

Email: pfrias@telik.com

TELIK REGAINS COMPLIANCE WITH MINIMUM BID PRICE

REQUIREMENT

Palo Alto, CA – April 22, 2010 – Telik, Inc. (Nasdaq: TELK) today announced that it has received from The Nasdaq Stock Market notification that Telik has regained compliance with the minimum bid price rule for continued listing on The Nasdaq Capital Market because the bid price of Telik’s common stock has closed at $1.00 per share or greater for at least 10 consecutive business days.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer and inflammatory diseases. The company’s most advanced drug candidates in clinical development are TELINTRA®, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA®, a tumor-activated prodrug for the treatment of advanced non-small cell lung cancer and ovarian cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates.

TELIK, the Telik logo, TELINTRA, TELCYTA, and TRAP are trademarks or registered trademarks of Telik, Inc.

###